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MATTHEWS STUDIO EQUIPMENT GROUP

EXHIBIT (11.3) AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

                              AMENDMENT NO. 1 TO
                         COMMON STOCK PURCHASE WARRANT


     AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT, dated as of April 5, 1996 (this "Amendment") to that certain Common Stock Purchase Warrant dated as of
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July 27, 1995 (the "Warrant"), issued by MATTHEWS STUDIO EQUIPMENT GROUP (the
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"Company"), to ING EQUITY PARTNERS, L.P.I ("ING"), is made by and between the
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Company and ING.  Capitalized terms used herein, except as otherwise defined herein, shall have the meanings given to such terms in the Warrant.

     WHEREAS, the Common Stock of the Company is listed on the National Association of Securities Dealer, Inc. ("NASD") inter-dealer quotation system and is designated as a National Market System security; and

     WHEREAS, the NASD has required that the Company amend the terms of the Warrant, to modify the antidilution rights of the Holder; and

     WHEREAS, ING is the sole Holder of the Warrant, and the Company has requested that ING agree to the amendment of the Warrant and related documents in order for the Company to accommodate the actions required by the NASD, and both the Company and ING mutually desire to maintain the listing of the Company's Common Stock with the NASD and the designation of the same as a National Market System security and are willing to enter into this Amendment to provide such accommodation;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the value and sufficiency of which is hereby acknowledged the parties hereto agree as follows:

     1.  Amendments to Warrant.  The Warrant is hereby amended as of date
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hereof by the insertion of a new Section 3.3.10 at the end of Article III of the
Warrant which new section states in its entirety as follows:

          SECTION 3.3.10  Adjustment Limitations.  Adjustments to the Exercise
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     Price and the number of Warrant Shares for which the Warrant may be exercised shall be subject to the following limitations:
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               (a)  The minimum Exercise Price after adjustment pursuant to this Section 3.3 shall be $1.75. With respect to any adjustment, or related series of adjustments, in Exercise Price pursuant to this
          Section 3.3 that provides for an adjusted Exercise Price of less than $1.75, such adjustment, or related series of adjustments, shall be made only to the extent of reducing the Exercise Price to $1.75. Without the prior written consent of the Holders of a majority of the Warrant Shares, the Company shall not issue or sell any shares of Common Stock, Options or Convertible Securities, if, without regard to this Section 3.3.10(a), such issuance or sale would cause the Exercise Price, as adjusted pursuant to this Section 3.3, to be below $1.75.

               (b) Any adjustment, or related series of adjustments, pursuant to this Section 3.3, to the number of Warrant Shares for which the Warrants may be exercised, shall not increase (a "Prohibited Increase") the beneficial ownership (as that term is defined in Rule 13d-3 of the Exchange Act) of the Holders, as of July 27, 1995 (the "Calculation Date"), of shares of Common Stock to be greater than or equal to thirty percent (30%); provided that (i) shares of Common Stock which the Holders beneficially owned as of the Calculation Date, but which the Holders cease to beneficially own after the Calculation Date, and (ii) shares of Common Stock of which the Holders become the beneficial owners (other than through the exercise of the Warrants) after the Calculation Date, shall not be included in any calculation, pursuant to this Section 3.3.10(b), of the Holder's beneficial ownership of Common Stock. With respect to any adjustment, or related series of adjustments, pursuant to this Section 3.3, to the number of Warrant Shares that would cause a Prohibited Increase, such adjustment shall be made only to the extent that the beneficial ownership of the Holders of Common Stock, calculated in accordance with the first sentence of this Section 3.3.10(b), is less than thirty percent (30%). Without the prior written consent of the Holders of a majority of the Warrant Shares, the Company shall not issue or sell any shares of Common Stock, Options or Convertible Securities, if, without regard to this Section 3.3.10(b), such issuance or sale would cause a Prohibited Increase.

     2.  Termination of this Amendment.  If at any time during the term of the
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Warrant, the NASD acknowledges and agrees in

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writing that the NASD does not require that the terms of the Warrant be amended as set forth in this Amendment, this Amendment shall terminate. Such termination shall be effective, without further action by the Holders or the Company, upon receipt by the Holders and the Company of such written acknowledgement and agreement from the NASD.

     3.  No implied Amendments.  Except as herein amended, the Warrant shall
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remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Warrant to "this Warrant", "hereunder", "hereof", "herein" or words of like import, and each reference to the Warrant in any other agreements, documents or instruments executed and delivered pursuant to the Purchase Agreement, shall mean and be a reference to the Warrant, as amended by this Amendment.

     4.  Effective Date.  This Amendment shall become effective upon
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compliance with each of the conditions set forth in Section 4 of Amendment No. 1 to Purchase Agreement of even date herewith between the Company and ING.

     5.  Counterparts.  This Amendment may be executed by the parties hereto in
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several counterparts, each of which shall be executed by the Company and ING and be deemed to be an original and all of which shall constitute together but one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                       MATTHEWS STUDIO EQUIPMENT GROUP


                       By  s/ Carlos D. De Mattos
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                        Title:   Chairman and Chief Executive Officer

                       Address:     2405 Empire Avenue
                                    Burbank, California 94504

                       Attention: Mr. Carlos De Mattos



                       ING EQUITY PARTNERS, L.P.I

                       By:   Lexington Partners, L.P., its general partner

                       By:   Lexington Partners, Inc., its general partner

                       By:   /s/ Benjamin P. Giess
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                             Title:  Vice President


                       Notices:   ING Equity Partners, L.P.I
                                  135 East 57th Street
                                  New York, New York  10022

                       Attention: Benjamin P. Giess

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